Exhibit 10.4

LEASE AGREEMENT BETWEEN

WOODRIDGE HOLDINGS LLC and BIG T INVESTMENTS, LLC

AS LANDLORD,

AND

DECODE CHEMISTRY, INC.

AS TENANT

DATED June 8, 2007

2501 W. DAVEY

WOODRIDGE, ILLINOIS

BASIC LEASE INFORMATION

Lease Date:	June 8, 2007

Landlord:	Woodridge Holdings LLC, an Oregon limited liability company and Big T Investments, LLC, an Oregon limited liability company

Tenant:	deCODE Chemistry, Inc., an Ilinois corporation

Premises:

The Premises consist of the entire building containing approximately 102,230 square feet, commonly known as 2501 W. Davey Road, Woodridge, Ilinois (the “Building”), along with the land on which the Building is located and is legally described on Exhibit A, and includes the driveways, parking areas, loading dock areas, roadways, and similar improvements and easements associated with the land or the use or operation of the Building (collectively the “Premises”).

Term:	Seventeen (1 7) years, commencing on the Commencement Date and ending on the last day of the 204th full calendar month following the Commencement Date.

Option to Renew:	Two (2) successive options to renew for five (5) years each.

Commencement Date:

The term of this Lease shall commence on the Commencement Date, which shall be the date of the acquisition of the Premises by Landlord pursuant to that certain Agreement of Purchase and Sale dated Februar 5, 2007, by and between Landlord as Buyer and Tenant as Seller (the “Purchase Agreement”).

Basic Rent:	Basic Rent shall be the following amounts for the following periods of time:

1-12	$163,083.33	$1,956,999.96
13-24	$167,160.41	$2,005,924.92
25-36	$171,339.42	$2,056,073.04
37-48	$175,622.91	$2,107,474.92
49-60	$180,013.48	$2,160,161.76
61-72	$184,513.82	$2,214,165.84
73-84	$189,126.67	$2,269,520.04
85-96	$193,854.84	$2,326,258.08
97-108	$198,701.21	$2,505,125.52
109-120	$203,668.74	$2,444,024.88
121-132	$208,760.46	$2,384,414.52
133-144	$213 ,979.47	$2,567,753.64
145-156	$219,328.96	$2,631,947.52
157-168	$224,812.18	$2,697,746.16
169-180	$230,432.48	$2,765,189.76
181-192	$236,193.29	$2,834,319.48
193-204	$242,098.12	$2,905,177.44

Lease Month:

Each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Basic Rent rate applicable for the partial month).

Additional Rent:	All amounts which Tenant is required to pay pursuant to the Lease (other than Basic Rent) including Operating Costs, Taxes and Insurance Costs.

Rent:	Basic Rent, Additional Rent, and all other amounts that Tenant must pay under the Lease.

Permitted Use:	General offce/laboratory/research or any other lawful purpose.

Guarantors:	deCODE Genetics, Inc~ and MediChem Life Sciences, Inc.

Tenant’s Address:	deCODE Chemistry, Inc.
2501 W. Davey Road
Woodridge, IL 60517
Attn: Chris Tauer

Landlord’s Address:	c/o Terrell Group Management, Inc.
5300 Meadows Road - Suite 400
Lake Oswego, Oregon 97035
Attn: Scott Miler

Guarantors’	deCODE Genetics, Inc.	MediChem Life Sciences, Inc.
Addresses:	1000 Winter Street - Suite 3100	2501 W. Davey Road
	Waltham, Massachusetts 02451	Woodridge, Ilinois 60517

Appendix and Exhibits to Lease:

Appendix 1:	Definitions
Exhibit A:	Legal Description
Exhibit B:	Prevailing Market Rent
Exhibit C:	Location of New Space
Exhibit D:	Ground Lease Parcel
Exhibit E:	DeCode Guaranty
Exhibit F:	Insurance
Exhibit G:	Letter of Credit
Exhibit H:	Terrell Guaranty
Exhibit I:	Reverse Exchange Addendum

The Basic Lease Information is incorporated into and made a part of the Lease. If any conflict exists between any Basic Lease Information and the Lease, the Lease controls.

LANDLORD:	Woodridge Holdings LLC

	By:	/s/ Patrick Terrell
	Name:	Patrick Terrell
	Title:	Manager

Big T Investments, LLC

	By:	/s/ Patrick Terrell
	Name:	Patrick Terrell
	Title:	Manager

TENANT:	deCODE Chemistry, Inc.

	By:	/s/ Chris Tauer
	Name:	Chris Tauer
	Title:	US Controller

LEASE

THIS LEASE (this “Lease”) between Woodridge Holdings LLC, an Oregon limited liability company and Big T Investments, LLC, an Oregon limited liability company, jointly and severally (“Landlord”), and deCODE Chemistry, Inc., an Ilinois corporation (“Tenant”), is dated June 8, 2007.

1.                                    Definitions and Basic Provisions.  The definitions and basic provisions set forth in the Basic Lease Information executed by Landlord and Tenant contemporaneously with this Lease and in Appendix 1 along with the Exhibits are incorporated into this Lease by reference for all purposes.

2.                                    Lease Grant.  Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises for the Term and for its sole and exclusive use.

3.                                    Term: Option to Renew.  The term of this Lease shall commence on the Commencement Date and end the last day of the 204th full calendar month following the Commencement Date. Provided that this Lease has not been terminated as a result of condemnation or casualty as set forth in Sections 15 and 16 hereof, and further provided that there is no uncured Event of Default at the time of exercise of the First Option or Second Option, as such terms are defined herein, Tenant may extend the initial Term of this Lease for a renewal period of five (5) years (“First Option”) and if the First Option is exercised, a second renewal period of five years thereafter (“Second Option”). To exercise the First Option or Second Option, Tenant must serve written notice to Landlord not less than 12 months before the scheduled expiration of the initial Term or First Option, as the case may be. The renewal period shall be deemed part of the Term and shall be on the same terms and conditions as set forth in this Lease, except the Basic Rent for the First Option or Second Option, as the case may be, will be the “Prevailing Market Rent” as defined and computed in accordance with Exhibit B attached hereto.

4.                                    Possession.  Tenant is currently in possession of the Premises and wil remain in possession on the Commencement Date.

5.                                    Condition of Premises.  Landlord has made no promise to alter, remodel, or improve the Premises and no representation respecting the condition of the Premises to Tenant. Tenant has examined the Premises, is fully familiar with its physical condition, and accepts the Premises in its present condition “AS IS” and “WHERE IS” as of the date of this Lease with no express or implied waranties as to the condition thereof (environmental or otherwise).

6.                                    Rent.

a.                                     Payment. Tenant shall timely pay to Landlord the Rent, by wire transfer to Landlord’s account as provided by Landlord by time to time or as otherwise specified by Landlord in writing to Tenant. Tenant must pay Basic Rent monthly in advance. Basic Rent for the month in which Landlord purchases the Premises pursuant to the Purchase Agreement shall be prorated from the Commencement Date to the end of the month in which the Closing occurs. Tenant must pay all subsequent installments of Basic Rent on the first day of each month thereafter throughout the remainder ofthe Term.

b.                                     Additional Rent. Landlord and Tenant acknowledge and agree that this Lease shall be and constitute what is generally referred to as an “absolute net” lease such that Tenant shall be obligated hereunder to pay all costs and expenses incurred with respect to and associated with the Premises including, but not limited to, all Operating Costs, Insurance Costs, Taxes and costs relating to Hazardous Materials, which amounts shall constitute Additional Rent. If Tenant shall fail to pay any Additional Rent, Landlord shall have the right to pay the same and to have all rights, powers, and remedies with respect thereto as provided herein or by law in the case of non-payment of Basic Rent.

c.                                     New Space Additional Rent. In the event Tenant exercises its right to build out and improve the New Space, as such term is defined in Section 9(a) below, prior to Tenant commencing construction of the improvements for the New Space, Landlord shall have the right, but not the obligation, to elect to pay for the cost of the New Space improvements (the “New Space Improvements”) provided the Landlord and Tenant are able to mutually agree upon the additional rent for the New Space Improvements.. In the event Landlord and Tenant are not able to reach a mutual agreement on the additional rent to be paid for the New Space Improvements, Landlord’s right to pay for the New Space Improvements shall be deemed null and void.

d.                                     Late Payment.  If any payment of Rent is not received within five (5) days after the date such payment was due, an additional amount equal to three percent (3%) of the amount due shall be added as Additional Rent, which amount shall be immediately due and payable by Tenant. In addition, all past due payments shall bear interest at the lesser of (a) one and one half percent (1.5%) per month from the date such payment was due until such payment is paid or (b) the maximum annual lawful rate of interest.

7.                                    Due Performance.  Tenant shall perform all of its obligations under this Lease at its sole cost and expense, and shall pay all Basic Rent and Additional Rent when due, without notice or demand, except as expressly set forth herein.

8.                                    Wavier of Landlord’s Lien.  Landlord hereby waives and relinquishes any and all liens, statutory or otherwise, it may now have or hereafter have, or hold in and to all or any portion of

Tenant’s property which may from time to time be located on or in the Building, provided, however, that this waiver shall not apply to any fixtures other than Tenant’s moveable trade fixtures, or any other Tenant’s propert which is affixed to or installed within a specifically designed part of the Premises so that its removal would decrease the usability of the Premises. Upon Tenant’s request therefore, Landlord shall execute and deliver such instruments and agreements as Tenant may reasonably request for the confirming or evidencing such waiver.

9.                                    Improvements: Alterations: Tenant’s Maintenance and Repair Obligations.

a.                                     Improvements: Alterations.  Tenant shall not make or cause to be made any structural alterations or physical additions in or to the Building that cost in excess of $250,000 during any calendar year without Landlord’s prior written consent, which Landlord wil not unreasonably withhold, condition, or delay. Landlord’s approval may be conditioned upon receipt by Landlord of reasonable assurance that (i) the proposed alteration or physical addition will not reduce the value of the Building, (ii) that Tenant has suffcient available funds to complete the work on a lien free basis, and, if approval of such work is required by Landlord’s Mortgagee and that (iii) Landlord’s Mortgagee has approved the work. If approved, Tenant shall construct, maintain, and use all alterations, additions, and improvements at its risk and expense, in accordance with all Laws and plans and specifications which have been previously submitted to and approved in writing by Landlord. Landlord’s consent to or approval of any alterations, additions, or improvements (or the plans for them) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that they comply with sound architectural or engineering practices or with any Laws, and Tenant shall be solely responsible for ensuring that compliance. Notwithstanding the foregoing, it is agreed and understood that Landlord has consented to Tenant’s right to build out and improve approximately 28,000 square feet of space located within the Building for additional laboratory or office use (“New Space”) and, except for receipt of the assurances expressly set forth above, no further Landlord consent or approval is required. The approximate location of the New Space is depicted on the Building plan attached hereto as Exhibit C. Tenant shall, at its sole cost and expense, make all improvements or alterations to the Building required to comply with any law, statute, ordinance or governental regulation applicable to the use or occupancy of the Building by Tenant.

b.                                     Repairs: Maintenance.  Tenant shall maintain the Premises in a clean, safe, and operable condition, and shall not permit any waste to any portion of the Premises. Additionally, Tenant, at its sole expense, shall repair, replace, and maintain, reasonable wear and tear excepted, all portions of the Building and all areas and systems serving the Building, including the Building’s Structure, Building’s Systems and Building Access to at least the Class A offce and life science building condition. Tenant, at is own expense, wil maintain all parts of the Premises in good repair and condition and wil take all action and will make all structural and nonstructural, foreseen and unforeseen and ordinar and extraordinar changes and repairs which may be required to keep all parts of the Premises in good repair and condition (including, but not limited to, all painting, glass, flooring, utilities, conduits, fixtures and equipment, foundation, roof, exterior walls, heating and air conditioning systems, wiring, plumbing, sprinkler systems and other utilities, and all paving, sidewalks, roads, parking areas, curbs, gutters and fences and other components of the Premises, whether enumerating herein or not). Landlord shall not be required to maintain, repair or rebuild any par of the premises. Tenant waives the right to require Landlord to maintain, repair or rebuild all or any part of the Premises or make repairs at the expense of Landlord pursuant to any legal requirement, agreement, contract, covenant, condition or restriction at any time. If Tenant fails to make or commence such repairs or replacements, and such failure continues for a period of 30 days following written notice from Landlord, the Landlord may, but shall not be obligated to, make such repairs or replacements, and Tenant wil pay to Landlord the cost of all maintenance, repair, or replacement work performed by Landlord under this Section 8 within 30 days after Tenant receives an invoice from Landlord.

c.                                     Mechanic’s Liens. Tenant shall not permit any mechanic’s liens to be fied against the Premises in connection with any work done or caused by a Tenant Par. If a lien is filed, then Tenant shall, within 10 business days after Landlord has delivered notice of the fiing of the lien to Tenant (or sooner if necessar to prevent the forfeiture of the Premises or any interest of Landlord in the Premises, or the imposition of a civil or criminal fine), either pay the amount of the lien and cause the lien to be released of record, or diligently contest the lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to take either action in a timely maner, then Landlord may pay the lien claim, and Tenant must pay to Landlord any amounts Landlord pays, including expenses and interest, within 30 days after Landlord delivers an invoice for those amounts to Tenant.

10.                             Utilties. Tenant shall obtain in its own name, and pay the utility companies or other provider directly for, all water, gas, electricity, heat, telephone, sewer, sprinkler charges, and other utilities and services used at the Premises. Except in cases of Landlord’s negligence or wilful misconduct, Landlord shall not be liable for any interrption or failure of utility service to the Premises.

11.                             Use. Tenant shall use the Premises only for the Permitted Use as set forth in the Basic Lease Information.

12.                             Assingment and Subletting.

a.                                     Transfers. Except for any Permitted Transfer, which Tenant may make without the consent of Landlord, but subject to compliance with Section 11 (d) below, Tenant shall not Transfer this Lease or any estate or interest in the Lease or the Premises without the prior written consent of Landlord, which Landlord wil not unreasonably withhold, condition, or delay.

b.                                     Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least 30 days before the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: (i) name and address; (ii) reasonably satisfactory information about its business and business history; (iii) its proposed use of the Premises; (iv) baning, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and (iv) such other information as may be required pursuant to the terms of any agreement between Landlord and the holder of any financial encumbrance on the Building. Tenant shall reimburse Landlord for all costs or expenses incurred by Landlord in connection with its review and analysis of the material provided by Tenant regardless of whether consent is given, not to exceed $2,500 per review. Subject to Sections 12 (e) and 12 (f) below, in consideration of the granting of consent to a Transfer, Tenant shall pay to

Landlord an amount equal to all consideration given to Tenant or any affiliate of Tenant for such transfer, including any rent payable to Tenant in excess of the Rent payable by Tenant to Landlord under the Lease.

c.                                     Conditions to Consent.  No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. If an Event of Default occurs while the Premises are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from the transferee all rents becoming due to Tenant and apply those rents against Rent. Tenant authorizes its transferees to pay rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default.

d.                                     Permitted Transfers.  Tenant shall notifY Landlord at least 10 business days before any Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant under this Lease before, during and after any Permitted Transfer. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use. No later than 10 days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (i) copies of the instruent effecting the Permitted Transfer, and (ii) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 12.

e.                                     Excess Rent.  If Tenant’s Transfer is approved by Landlord, 50% of the total rent received in excess of the Basic Rent and any Additional Rent by Tenant, after deduction and reimbursement of Tenant’s out of pocket costs and expenses incurred in connection with such Transfer, including, but not limited to, marketing and brokerage fees, legal fees and construction buildout or allowance for improvements to the Premises, shall be paid by Tenant to Landlord as Additional Rent under this Lease. The requirement of this Section 12 (e) shall not apply to a Permitted Transfer.

f.                                       Recapture.  Despite anything contained in this Section 12, Landlord shall have the option, by giving written notice to Tenant within 10 business days after receipt of Tenant’s notice of any proposed sublease or assignment to recapture the portion of the Premises that Tenant proposes to sublease or assign (the “Recapture Space”). Such recapture notice shall cancel and terminate this Lease as to the Recapture Space as of the date stated in Tenant’s notice as the effective date of the proposed sublease or assignment, unless Tenant revokes Tenant’s notice of proposed sublease or assignment by notice to Landlord within 10 business days after landlord’s notice of recapture. Upon recapture, the Basic Rent and Additional Rent shall be adjusted and reduced based upon square footage of the Recapture Space that is no longer part of the Premises. This Section 12 (f) shall not apply to a Permitted Transfer.

13.                             Insurance.  Together with each Rent Payment, Tenant shall pay to Landlord an amount equal to one twelfth (1/12th) the estimated annual premiums for the insurance which Tenant is required to maintain. Funds paid by Tenant shall be deposited and maintained in a segregated interest bearing account with the interest eared thereon credited to Tenant and added to the account. Funds deposited by Tenant shall be disbursed to pay insurance premiums as and when due. If, at any time, Landlord reasonably determines that it will not have received suffcient funds from Tenant to pay the insurance premiums as and when due, Landlord may provide notice to Tenant of the amount of the shortfalL. Tenant shall pay to Landlord, within thirt (30) days after the date of such notice, the amount of the shortfall so that Landlord wil have received suffcient funds to pay the insurance premiums in full as and when due. Effective as of the Commencement Date and continuing throughout the Term, Tenant shall maintain insurance policies meeting, at a minimum, the standards described on Exhibit “F.” Tenant’s insurance shall be primary and any insurance maintained by Landlord or any other additional insureds shall be excess and noncontributory. Tenant shall furnish to Landlord certificates of insurance evidencing the maintenance of all insurance coverages required under this Lease no later than the Commencement Date and at least 30 days before each renewal of the insurance. Tenant shall obtain a written obligation from each insurance company to notity Landlord at least 30 days before cancellation or a material change of any insurance policy. If Tenant fails to comply with the insurance requirements under this Lease or to deliver to Landlord the required certificates or evidence of coverage, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain the insurance, and Tenant shall pay to Landlord on demand the premiums for the insurance. Landlord’s Mortgagee must be listed on propert certificates as First Mortgagee and Loss Payee and on Liability Certificates as Additional Insured. All policies must provide that coverage in favor of Lender’s Mortgagee may not be impaired in any way by any act, omission or default of Landlord or any other person.

14.                             Subordination.  If a Landlord’s Mortgagee agrees in writing (in a form reasonably acceptable to Tenant and the Landlord’s Mortgagee) that so long as Tenant shall faithfully discharge the obligations on its part to be kept and performed under the terms of this Lease, its tenancy shall not be disturbed nor shall this Lease be affected by any default of Landlord under a Mortgage, then this Lease shall be subordinate to any Mortgage that now or subsequently covers all or any part of the Premises. The provisions of this section shall be self-operative, and no further instrument of subordination is required. If, however, a Landlord’s Mortgagee requires confirmation of the subordination, Tenant shall execute a subordination, non-disturbance and attornent agreement in form reasonably acceptable to Tenant and the Landlord’s Mortgagee. Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage or other interest in the Premises by notitying Tenant in writing.

15.                             Condemnation.

a.                                     Total Taking.  If a Taking of the entire Building occurs, this Lease shall terminate as of the date of the Taking.

b.                                     Partial Taking.  If any material portion of the Building or existing parking spaces becomes subject to a Taking so as to prevent Tenant from permanently conducting its business in a manner reasonably comparable to that conducted immediately before the Taking, then Tenant may terminate this Lease as of the date of the Taking by giving written notice to Landlord within 30 days after the Taking, and Rent shall be apportioned as of the date of the Taking. If the Lease is not terminated, it shall continue as to that portion of the Premises that shall not be subject to the Taking, in which event Tenant shall, following receipt of adequate condemnation proceeds from the Landlord for the Taking (or, at Tenant’s election, Landlord shall, at Landlord’s sole cost and expense) promptly and with due diligence restore the Premises in nearly as practicable to a complete unit of like quality and character as existed just prior to the partial Taking, provided, however, Basic Rent shall be reduced based upon the then applicable per-square foot Base Rent as to that portion of the Premises rendered untenantable by the Taking.

c.                                     Temporary Taking.  If all or any part of the Building becomes subject to a Taking for 12 months or less, this Lease shall remain in full force and effect and Tenant shall continue to perform all of the terms, conditions, and covenants of this Lease, except that Rent shall abate for the portion of the Building taken until Tenant is again able to conduct its business in that space. d. Award. If any Taking occurs, the Landlord shall receive the entire award or other compensation in connection with the improvements to the Building provided, however, if Tenant shall have constructed additional improvements or shall not have fully amortized expenditures which it may have made on account of any improvements, alternations or changes to the Building made after the date of this Lease, Tenant shall be entitled to seek a separate award for the interrption of Tenant’s business, moving costs, loss of its leasehold estate and loss of all equipment, furnishings, furniture and other trade fixtures installed by Tenant. The provisions of this Section 15 shall survive the termination of the Lease.

16.                             Fire or Other Casualty.

a.                                     Notice. Tenant shall promptly notity Landlord if the Building, or any portion thereof, is damaged by fire or other casualty.

b.                                     Damage Readily Reparable. If the Building is damaged by a casualty, and if the cost of the repair is less than $1,000,000, or if the Building can be repaired and restored within 12 months after the casualty, then Landlord shall, following receipt of adequate casualty insurance proceeds, repair and restore the damage with reasonable promptness and as nearly as practicable to a complete unit of like quality and character as existed just prior to the casualty and in accordance with any reasonable requirements that may be imposed by Landlord’s Mortgagee for the use of such insurance proceeds for restoration. In the event Landlord’s mortgagee does not make the casualty insurance proceeds available for repair or restoration, Tenant, may terminate this Lease effective as of the date of the casualty.

c.                                     Damage Not Readily Repairable. If the Building is completely destroyed by a casualty, then this Lease shall terminate effective as of the date of the casualty. If a casualty renders the Building untenantable, in whole or in part, and if, in Landlord’s reasonable judgment, the damage cannot be repaired and restored within 360 days after the casualty, then either par shall have the right to terminate this Lease as of the date of the casualty, by written notice to the other within 30 days after Landlord gives Tenant the notice containing the estimate of the time period to complete the repairs, which Landlord shall deliver to Tenant within 30 days after Landlord receives notice of the casualty (it being understood that Landlord may, if it elects to do so, give notice of termination together with notice containing the estimate of time to complete repairs). If neither par elects to terminate this Lease, then Landlord shall repair and restore the damage with reasonable promptness and as nearly as practicable to a complete unit of like quality and character as existed just prior to the casualty. Landlord’s work shall not include the repair, replacement or restoration of Tenant’s trade fixtures or personal propert.

17.                             Taxes.  Together with each Rent Payment, Tenant shall pay to Landlord an amount equal to one twelfth (1/12th) the estimate anual real propert taxes on the Premises. Funds paid by Tenant shall be deposited and maintained in a segregated interest bearing account with the interest eared thereon credited to Tenant and added to the account. Funds deposited by Tenant shall be disbursed to pay real propert taxes as and when due. If, at any time, Landlord reasonably determines that it wil not have received suffcient funds from Tenant to pay the Taxes as and when due, Landlord may provide notice to Tenant of the amount of the shortfalL. Tenant shall pay to Landlord, within thirt (30) days after the date of such notice, the amount of the shortfall so that Landlord will have received suffcient funds to pay the Taxes in full as and when due. Tenant shall be liable for all Taxes that are due and payable during the Term. Landlord shall provide Tenant with a copy of the tax bills promptly upon Landlord’s receipt and in suffcient time so as to allow the Taxes to be paid by Tenant on or before the due date of the Tax bilL. Taxes for the last year of the Term shall be prorated and apportioned between Landlord and Tenant to coincide with the end of the Term, such that Tenant only pays Taxes that are due and payable during the Term. For any Taxes constituting special assessment and the like that are payable over a period of years rather than a lump sum, only such installments that are due during the Term shall be paid by Tenant. Tenant shall have the right to contest the validity or the amount of any Taxes by such proceedings as may be appropriate and pay the same under protest or take such other action as Tenant may reasonably deem appropriate, provided that Tenant indemnifies the Landlord from any expense or liability arising out of such contest. Landlord shall, at Tenant’s expense, cooperate in the prosecution of any such proceedings filed by Tenant and wil execute any documents which Landlord may be required to execute in connection with such proceedings. Tenant shall be entitled to all refunds paid by the taxing authority for Taxes paid by Tenant during the Term. Any adjustment to Taxes occurring during the Term shall inure to the benefit of Tenant, regardless of when such adjustment is finally determined.

18.                             Remedies.  Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord under this Lease, at law, or in equity, take anyone or more of the following actions:

a.                                     Termination of Lease.  Terminate this Lease by giving Tenant written notice of termination, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, in compliance with applicable Law and without prejudice to any other right or remedy, enter upon and take possession of the Premises. If Landlord terminates the Lease, Tenant shall pay to Landlord the sum of all Rent accrued under this Lease through the date of termination.

b.                                     Termination of Possession.  Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice to Tenant, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, in compliance with applicable Law and without prejudice to any other right or remedy, enter upon and take possession of the Premises. Notwithstanding termination of Tenant’s right to possess the Premises, Tenant shall continue to be responsible to Landlord for all Rent and other amounts due under this Lease subject only to Landlord’s obligation under applicable law, if any, to mitigate its damages. If Landlord elects to proceed under this Section 17(b), Landlord may remove all of Tenant’s propert from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant. Landlord shall use reasonable efforts to relet the Premises on such terms as

Landlord in its reasonable discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises). Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due under this Lease. Reentry by Landlord in the Premises shall not affect Tenant’s obligations under this Lease for the unexpired Term, and Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. If Landlord elects to proceed under this Section 18(b), it may at any time elect to terminate this Lease under Section 18(a);

c.                                     Perform Acts on Behalf of Tenant.  Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises to do so if necessary) in Tenant’s name and on Tenant’s behalf, and Tenant shall reimburse Landlord on demand for all expenses that Landlord incurs in effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses).

19.                             Waiver.  Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding the Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained in this Lease shall waive Landlord’s rights regarding any future violation of that term. Landlord’s acceptance of any parial payment of Rent shall not waive Landlords rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection with the payment of Rent. Accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

20.                             Cumulative Remedies.  All remedies set forth in this Lease: (a) shall be in addition to any and all other remedies Landlord may have at law or in equity, (b) shall be cumulative, and (c) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

21.                             Surrender of Premises.  At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises in substantially the same condition as they are in on the Commencement Date, reasonable wear and tear excepted (condemnation and casualty damage excepted) and shall deliver to Landlord all keys to the Premises. Tenant may remove all removable trade fixtures, furniture, and personal propert placed in the Premises or elsewhere in the Building by Tenant except ordinary kitchen appliances, counters, cabinets, sinks and other plumbing fixtures. Notwithstanding the foregoing, Tenant may, from time to time, provide Landlord with a list of personal propert items it believes should be removable upon termination of this Lease, which items may be removed, with the consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Tenant shall repair all damage caused by the removal of its trade fixtures, personal propert, furniture, alterations, and improvements. All items that Tenant fails to remove shall, at Landlord’s option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord, provided, however, that Landlord may require Tenant to remove any abandoned item at Tenant’s sole cost and expense.

22.                             Holding Over.  If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a month-to-month tenant, and (a) Tenant shall pay, in addition to the other Rent, Basic

Rent equal to 150% of the Basic Rent payable during the last month of the Term, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease.

23.                             Environmental Requirements.

a.                                     Prohibition against Hazardous Materials.  Except for Hazardous Materials contained in products used by Tenant relating to the operation of its business, including research and development, and provided such use and storage is in accordance with all Environmental Requirements and excluding Hazardous Materials contained in products used by Tenant in normal quantities for ordinar offce use, maintenance or cleaning purposes, Tenant shall not cause any par to bring any Hazardous Materials upon the Premises or transport, store, use, generate, manufacture, dispose, or release any Hazardous Materials on or from the Premises. Tenant, at its sole cost and expense, shall operate its business in the Building in compliance with all Environmental Requirements. Tenant shall promptly deliver to Landlord a copy of any notice of violation it receives relating to the Premises of any Environmental Requirement.

b.                                     Removal of Hazardous Materials. Tenant, at its sole cost and expense, shall remove or remediate all Hazardous Materials stored, disposed of, or otherwise released by a Tenant Par onto or from the Premises after the date of this Lease, in a maner that complies with all Environmental Requirements. If Tenant fails to perform the work within the time period specified by applicable Environmental Requirements or before Tenant’s right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or in equity (including an action to compel Tenant to perform the work), perform the work at Tenant’s cost. Tenant shall pay all costs incurred by Landlord in performing the work within 30 days after Landlord’s request. Tenant agrees to not enter into any agreement with any person, including any governental authority, regarding the removal of Hazardous Materials that have been disposed of or otherwise released onto or from the Premises without the written approval of Landlord.

c.                                     Tenant’s Indemnity. Tenant shall indemnity and defend Landlord against all losses, claims, demands, actions, suits, damages, expenses, and costs (including reasonable attorneys’ fees, consultant fees or expert fees) which are brought or recoverable against, or suffered or incured by Landlord as a result of any release of Hazardous Materials by a Tenant Part after the date of this Lease or any breach of the requirements under this Section 22 by a Tenant Par.

24.                             Security Deposit: Letter of Credit. As additional security for the performance of its obligations under this Lease, Tenant shall deposit with Landlord an Evergreen, Sight-Drawn, Irrevocable Standby Letter of Credit drawn on Custodial Trust Company or such other nationally registered commercial ban rated at least “A” by Standard and Poor’s, “A2” by Moody’s or “A” by Fitch, permitting multiple partial draws and transfers without charge and otherwise in form and substance reasonably acceptable to Landlord and Landlord’s Mortgagee (“Letter of Credit” as attached as Exhibit “G”) in the amount of Five Million Dollars ($5,000,000). In no event may the Letter of Credit be drawn upon without Landlord (or Landlord’s Mortgagee) establishing it has provided to the issuer Landlord’s (or Landlord’s Mortgagee’s) certified statement that an Event of Default has occurred and a notice of default has been delivered to Tenant and that 5 days have expired after service of the Notice of Default without cure. The Letter of Credit shall be in effect throughout the Term of the Lease. The Letter of Credit shall be for an initial term of not less than one (1) year. Tenant agrees that it shall, from time to time, as necessary, renew or replace the original and any substitute Letter of Credit not less than sixty (60) days prior its stated expiration date so that the Letter of Credit wil remain in full force and effect until the end of the Lease term. The Letter of Credit may at Landlord’s option be transferred to Landlord’s Mortgagee and its successors and/or assigns or may be issued in the name of Landlord and Landlord’s Mortgagee, which Letter of Credit shall serve as additional collateral for the loan (free and clear of any claim of Tenant to such Letter of Credit or the proceeds thereof) secured by the Mortgage. The cost of any transfer fee payable to the issuer of the Letter of Credit shall be paid by Tenant. Provided that Tenant is not in default, at such time that deCODE Genetics, Inc.’s consolidated financial statement establishes that it has operated at a net profit during any four consecutive quarterly periods during the Term, as reported to the Securities and Exchange Commission on the Form 10Q, the amount of the Letter of Credit shall be reduced to Four Milion Dollars ($4,000,000). In addition, if at any time from and after the beginning of the tenth years of the Term, in the event deCODE Genetics, Inc. has achieved from its operations over a full 12 month period a “BB” (stable) credit rating as reported by Standard and Poor’s or such other similar credit rating from a nationally recognized credit rating service, Tenant shall no longer be required to maintain the Letter of Credit after the end of the 120th month of the Term. In the event the Letter of Credit is still in effect at the end of the sixteenth year of the Term and Tenant is not in default of the Lease, the amount of the Letter of Credit shall be reduced to Three Million Dollars ($3,000,000).

Upon the occurrence of an Event of Default under the terms of the Lease and delivery of a notice of default to Tenant (a “Draw Event”), Landlord (or Landlord’s Mortgagee) will have the right to draw the entire balance of the Letter of Credit and the proceeds thereof shall be disbursed as provided in any agreement between Landlord and Landlord’s Mortgagee. The cash proceeds from the Letter of Credit wil be maintained in a separate interest bearing account, with the interest added to and made a par of the separate account, provided, however, if the cash proceeds are held by Landlord’s Mortgagee, the cash proceeds do not need to be maintained by Landlord’s Mortgagee in a separate account but the amount of the cash proceeds, and the interest thereon, must be accounted separately. Upon a Draw Event, Landlord or Landlord’s Mortgagee may use all or a portion of the cash proceeds of the Letter of Credit to fully fund any reserve required under the terms of any agreement between Landlord and Landlord’s Mortgagee and to reimburse Landlord for any losses relating to the default, including but not limited to lost Rent and all costs associated with retenanting the Premises. Upon a Draw Event and disbursement of the proceeds of the Letter of Credit, Tenant waives and shall possess no claim of any kind against Landlord’s Mortgagee or its successors and/or assigns for amounts disbursed from the account to Landlord’s Mortgagee or for the payment of costs for which the Tenant would have been responsible under the terms of the Lease, or against funds held by Landlord’s Mortgagee under the terms of any agreement between Landlord and Landlord’s Mortgagee, provided, however, that Landlord and Landlord’s Manager, Patrick Terrell, shall execute and deliver to Tenant a limited guaranty in the form of Exhibit H. If Landlord’s damages as a result of the default are less than the cash proceeds of the Letter of Credit, Tenant may maintain a separate action personally against Landlord (but not Landlord’s Mortgagee or its successors and/or assigns if it shall succeed to the interests of Landlord) for such amount. If Landlord’s damages as a result of the default are more than the cash proceeds of the Letter of Credit, the Tenant and Guarantor’s liability for damages wil not, however, be limited to the amount of the Letter of Credit but shall include all damages actually suffered by Landlord as a result of the uncured event of default.

25.                             Ground Lease Right.  As part of the Lease, Tenant shall have the right during the first five years of the Term (“Ground Lease Right”) to enter into a separate ground lease for approximately 4.5 acres of buildable land which is currently landscaped undeveloped land on the Premises (the “Ground Lease Parcel”). The approximate location of the Ground Lease Parcel is depicted on Exhibit “D” attached hereto. Upon Tenant’s request, the Ground Lease Parcel shall be removed from the Premises. Tenant, as Ground Lessee and Landlord, or Landlord’s assignee, as Ground Lessor, shall enter into a Ground Lease (the “Ground Lease”) for the Ground Lease ParceL. The Ground Lease shall contain terms and conditions common to ground leases upon which the tenant intends to build a new structure (including but not limited to the obligation of Tenant to pay taxes applicable to the Ground Lease Parcel as additional rent) and shall contain the following specific terms: (a) the term of the Ground Lease shall be twenty (20) years with five (5) consecutive five (5) year renewal options; (b) the initial rent will be an amount equal to eight percent (8%) of the “then current land value” of the Ground Lease Parcel as of the date of exercise of the Ground Lease Right, (and the “then current land value” shall be an amount equal to $6.00 per square foot as of the commencement date of the Lease, and increase 2.5% per year from the commencement date of the Lease until the exercise of the Ground Lease Right (for example, if the then current land value of the Ground Lease Parcel is $6.00 per square foot, the 4.5 acre Ground Lease Parcel would be worth $1,176,120 and the annual rent would be $94,090 ($1,176,120 x 8%)); and (c) the Ground Lease wil be guaranteed in the same manner as the Lease, but there shall be no letter of credit nor security deposit. If Tenant has not exercised the Ground Lease Right within five (5) years after the Commencement Date, Landlord may remove the Ground Lease Parcel from the Lease and sell the Ground Lease ParceL. If the Ground Lease Parcel is removed, Landlord shall have the right to establish reasonable easements for ingress, egress and utilities across the Premises for the benefit of the Ground Lease Parcel and shall provide reasonable easements for ingress, egress and utilities across the Ground Lease Parcel for the benefit of the Premises.

26.                             Miscellaneous.

a.                                     Landlord Transfer.  Landlord may transfer any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall be released from any further obligations under this Lease.

b.                                     Landlord’s Liabilty.  The liability of Landlord (and its partners, officers, directors, shareholders, and members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises or other areas of the Building shall be recoverable only from the interest of Landlord in the Building, and none of Landlord or its partners, offcers, directors, shareholders, or members shall be personally liable for any deficiency.

c.                                     Force Majeure.  Other than for Tenant’s obligations under this Lease that can be performed by the payment of money, whenever a period of time is prescribed for action to be taken by either par, that par shall not be liable or responsible for, and there shall be excluded from the computation of the applicable period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorist acts or activities, governmental laws, regulations, or restrictions, or any other causes of any kind that are beyond the reasonable control of that part.

d.                                     Brokerage.  Except for the brokers who have represented Landlord and Tenant in connection with the Purchase Agreement (and which brokers have no claim for compensation in connection with this Lease), neither Landlord nor Tenant has dealt with any other broker or agent in connection with the negotiation or execution of this Lease. Tenant and Landlord each indemnity the other against all losses for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnitying part.

e.                                     Estoppel Certificates.  Tenant agrees, within ten (10) days after written request of Landlord, to execute and deliver a statement in writing to a Landlord Mortgagee or a prospective purchaser of the Premises certitying that (i) this Lease is unmodified and in full force and effect (or, if there have been modifications, stating the modifications, and that the Lease, as modified, is in full force and effect); (ii) the dates to which Rent has been paid; and (iii) there are not, to the Tenant’s knowledge, any uncured defaults on the part of Landlord under the Lease, or specitying defaults if any are claimed.

f.                                       Notices.  All notices and other communications given pursuant to this Lease shall be in writing, addressed to the parties at the address specified in the Basic Lease Information, and sent either by (i) first class, United States Mail, postage prepaid, certified, with return receipt requested; (ii) hand delivery; (iii) nationally recognized overnight courier service; (iv) facsimile transmission during normal business hours or (v) e-maiL. All notices shall be effective upon delivery to the address of the addressee. The parties may change their addresses by giving notice to the other in conformity with this provision.

g.                                    Severability.  If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law.

h.                                    Amendments: Binding Effect.  This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless that waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms of this Lease shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms of this Lease. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties to this Lease, and upon their respective permitted successors in interest and legal representatives, except as otherwise expressly provided in this Lease. This Lease is for the sole benefit of Landlord and Tenant, and no third part shall be deemed a third part beneficiar of the terms of this Lease.

i.                                       Quiet Enjoyment.  Provided Tenant has performed all of its obligations under this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, subject to the terms and conditions of this Lease.

j.                                       No Merger.  There shall be no merger of the leasehold estate created by this Lease with the fee estate in the Premises if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the Premises or any interest in the fee estate.

k.                                   Entire Agreement.  This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter of this Lease and supersedes all oral statements and prior writings relating to the terms of this Lease. Except for those set forth in this Lease, no representations, waranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant under this Lease. The normal rule of construction that any ambiguities be resolved against the drafting part shall not apply to the interpretation of this Lease or any exhibits or amendments to this Lease.

i.                                       Governing Law.  This Lease shall be governed by and construed in accordance with the laws of the state of Ilinois.

m.                                 Attorneys’ Fees.  If either Landlord or Tenant brings suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing pary, shall be paid by the other pary, which obligation on the par of the other par shall be deemed to have accrued on the date of the commencement of the action and shall be enforceable whether or not the action is prosecuted to judgment.

n.                                    Authority.  Tenant and Landlord each represents and warants to the other, that it has full right and authority to execute and deliver this Lease, and that each person signing on behalf of it is authorized to do so.

o.                                     Leasehold Mortgage.  Tenant shall have the right to grant a security interest in all Tenant’s rights in and to its leasehold estate in the Premises and execute any document reasonably necessar to secure the mortgagee’s interest in the leasehold estate of Tenant under this Lease, including without limitation financing statements, security agreement, mortgages, deeds of trust and any other documentation required to secure such interest.

p.                                     Conditions Precedent.  This Lease is hereby conditioned upon the closing of the purchase of the Premises by Landlord. In the event Landlord fails to acquire the Premises pursuant to the Purchase Agreement, Landlord’s and Tenant’s obligations hereunder and this Lease shall be deemed automatically null and void, and of no force and effect, in which event neither Landlord nor Tenant shall have any further rights or obligations hereunder or relating hereto.

q.                                     Memorandum of Lease.  Landlord wil execute, acknowledge and deliver to Tenant, within 10 days of request by Tenant, a Memorandum of Lease which Tenant may, at its option, cause to be recorded. In the event of any discrepancy between the Lease and the Memorandum of Lease, the Lease shall control. In the event that there are any state, county or municipal transfer taxes that may be due and payable as a result of entering into this Lease or recording a memorandum thereof, Tenant shall be responsible for such transfer taxes.

r.                                     Guaranty.  All obligations of Tenant under this Lease shall be guaranteed by deCODE Genetics, Inc. and MediChem Life Sciences pursuant to the Guaranty attached hereto as Exhibit E.

s.                                     Counterpart. This Lease may be executed in one or more counterpars and together shall be construed as one instrument.

LANDLORD:

Woodridge Holdings LLC

By:	/s/ Patrick Terrell
Name	Patrick Terrell
Title:	Manager

Big T Investments, LLC

By:	/s/ Patrick Terrell
Name	Patrick Terrell
Title:	Manager

TENANT:
deCODE Chemistry, Inc.

By:	/s/ Chris Tauer
Name:	Chris Tauer
Title:	US Controller

APPENDIX 1

DEFINITIONS

1.                                       “Affiiate” means, with respect to any person or entity, any other person or entity directly or indirectly Controlling, Controlled by or under common Control with that person or entity.

2.                                     “Building Access” means the Premises’ driveways, parking lots and sidewalks.

3.                                     “Building’s Structure” means the Building’s exterior walls, windows, glass, roof, elevators and elevator shafts, structural portions of load-bearing walls, structural floors and sub floors, and structural columns and beams and all other structural elements of the Building whether enumerated or not.

4.                                     “Building’s Systems” means the Building’s HV AC, life-safety, plumbing, electrical, mechanical, landscaping and all other systems relating to the Building whether enumerated or not.

5.                                     “Control”, “Controllng”, “Controlled” means the power to direct the management and policies of Tenant, directly or indirectly, whether through the ownership of voting shares or other beneficial interests, by contract, or otherwise.

6.                                     “Environmental Requirements” means all Laws regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment including the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act, and all state and local counterparts to those acts, and any common or civil law obligations including nuisance or trespass.

7.                                     “Event of Default” means any of the following occurrences:

a.                                     Payment Default. Tenant’s failure to pay Basic Rent within five (5) days after written notice that such payment is due or failure to pay any other monetar obligation within 5 days after written notice of default from Landlord to Tenant;

b.                                    Transfer. A Transfer without Landlord’s prior written consent;

c.                                     Other Defaults. Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease for a period of more than 30 days after written notice from Landlord to Tenant of the failure unless performance, compliance, or observance, as the case may be, is not possible within 30 days and Tenant began to perform, comply, or observe within 30 days and diligently pursues it to completion; and

d.                                    Insolvency. The filing of a petition by or against Tenant or Guarantor that is not dismissed within 90 days after filing (i) in any bankptcy or other insolvency proceeding; (ii) seeking any relief under any state or federal debtor relief law; (iii) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s or Guarantor’s propert or for Tenant’s interest in this

Lease; (iv) for the reorganization or modification of Tenant’s or Guarantor’s capital structure; or (v) in any assignment for the benefit of creditors proceeding.

8.                                     “Hazardous Materials” means any substance which is (i) designated, defined, classified, or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant, or contaminant under any Environmental Requirements in effect as of the date of this Agreement, (ii) petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) friable asbestos, (vi) flammable explosives, (vii) infectious materials, or (viii) radioactive materials.

9.                                     “Insurance Costs” means the cost of the insurance required to be maintained by Tenant pursuant to Section 13 of the Lease, from time to time with respect to the Building. 10. “Landlord’s Mortgagee” means the mortgagee under any Mortgage.

11.                               “Laws” means all federal, state, and local laws, ordinances, rules and regulations, all court orders, all governmental directives, and all governental orders applicable to the Building.

12.                               “Loss” means any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of, any propert, or any inconvenience.

13.                               “Mortgage” means any deed of trust, mortgage, or other security instrument encumbering the Building.

14.                               “Operating Costs” means all expenses of any kind incurred in connection with the operation and maintenance of the Building including, but not limited to, Building’s Structure, Building Access and the Building’s Systems. Operating Costs do not include the following costs: (a) interest, amortization, or other payments on or fees in connection with loans to Landlord; (b) depreciation; (c) costs attributable to seeking and obtaining new tenants as well as retaining existing tenants, such as advertising, brokerage and leasing commissions, architectural, engineering, attorney’s fees, renovations and improvements to individual tenant spaces; (d) Landlord’s legal expenses other than those legal expenses specifically agreed to be reimbursed by Tenant as provided in the Lease; (e) Taxes; (f) Insurance Costs; (g) costs due solely to the negligence or fault of Landlord or its agents and penalties and fines incurred in connection with Landlord’s failure to comply with Laws. Without limiting the generality of the costs included within the definition of Operating Costs, it is expressly understood that Operating Costs include all costs arising from the presence of Hazardous Materials in, on, under, or about the Premises (including, without limitation, costs associated with the removal, abatement, clean-up, containment, monitoring, and inspection for hazardous substances) not placed on the Premises by a Landlord Party. In addition, Operating Costs include the reasonable cost, not to exceed $2,000 per inspection, of a reasonable number of periodic third part inspections of the Premises by Landlord’s agents.

15.                               “Permitted Transfer” means a Transfer of all or part of Tenant’s interest in the Lease or the Premises to the following types of entities, which entities as collectively referred to as “Permitted Transferees”) :

a.                                     an Affiiate of Tenant;

b.                                    any corporation, partnership, limited liability company, or other business entity in which or with which Tenant or Guarantors, or their respective successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as Tenant’s obligations under this Lease are assumed by the entity surviving the merger or created by the consolidation; or

c.                                     any corporation, parnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s or the Guarantors’ assets; or

d.                                    any corporation, partnership, limited liability company or other business entity not related or affliated with Tenant who is sub-leasing the Premises or portion thereof, provided that such transferee agrees to be bound by the provisions of this Lease and further provided that such sub-lease agreement shall specifically provide that in the event the Lease is terminated, then at Landlord’s option, either the sub-lease shall be terminated at any time after the termination of the Lease or that the sub-tenant shall enter into a direct lease with Landlord upon the same terms contained in the sub-lease agreement between Tenant and such sub-tenant.

16.                               “Taking” means, with respect to all or part of the Premises, the taking by power of eminent domain or condemnation by a competent authority or by conveyance in lieu of condemnation for public or quasi-public use.

17.                               “Taxes” means taxes, assessments, and governental charges or fees whether federal, state, county, or municipal, and whether by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments now or subsequently attributable to the Premises, excluding, however, penalties and interest and federal and state taxes on income.

18.                               “Tenant Part” means Tenant and its Affliates, agents, contractors, and employees.

19.                               “Transfer” means (a) an assignment, transfer, or encumbrance of the Lease or any estate or interest in the Lease, whether directly or by operation of law, (b) if Tenant is an entity other than a corporation whose stock is publicly traded, the transfer of an ownership interest in Tenant so as to result in a change in the current Control of Tenant, (c) a sublet (or extension, renewal, or modification of any sublease) of any portion of the Premises, or (d) the granting of any license, concession, or other right of occupancy of any portion of the Premises.

EXHIBIT A

LEGAL DESCRIPTION

LOT 1 OF INTERNATIONALE CENTRE UNIT 23, BEING A SUBDIVISION OF PART OF THE NORTHWEST Y4 OF SECTION 24, AND PART OF THE SOUTHWEST 1/4 OF SECTION 13, TOWNSHIP 37 NORTH, RANGE 10 EAST OF THE THIRD PRICIPAL MERIDIAN, RECORDED APRIL 14,1999 AS DOCUMENT NUMBER R99-047672 AND CERTIFICATE OF CORRCTION RECORDED APRIL 30,1999 AS DOCUMENT R99-055202, IN WILL COUNTY, ILLINOIS.

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EXHIBIT B

PREVAILING MARKET RENT

For purposes of Section 3, Prevailing Market Rent” means an annual amount per square foot for each year of the renewal term that a willing, creditworthy tenant leasing comparable space for a comparable purposes would pay and a wiling landlord of an offce/research/laboratory building comparable to the Building in the Woodridge/Will County area (“Market”) would accept at arm's length, giving appropriate consideration to anual rental rate per square foot, length of lease term, size and location of the premises being leased, and other generally applicable terms and conditions prevailing for comparable space in comparable buildings located in the Market. Landlord will notity Tenant of Landlord's reasonable, good faith determination of the Prevailing Market Rent within 30 days after Landlord receives Tenant's notice to renew this Lease. Landlord's estimate shall be accompanied by a market rent evaluation report prepared by a licensed real estate brokerage company in the Chicago metropolitan area that has at least 10 years experience in providing brokerage services. If Tenant notifies Landlord within 20 days after receipt of Landlord's determination of Prevailing Market Rent that Tenant disagrees with Landlord's determination, Tenant shall provide written notice to Landlord as to Tenant's estimate of the prevailing market rent which shall also be accompanied by an evaluation report prepared by a licensed real estate brokerage company. If Landlord and Tenant cannot agree upon such Prevailing Market Rent, then, at the option of Landlord or Tenant, Landlord and Tenant shall institute an appraisal procedure to determine the Prevailing Market Rent by jointly nominating and appointing, within 10 days after receipt of notice from the other part, one appraiser who shall make a determination of the Prevailing Market Rent of the Building. If Landlord and Tenant fail to jointly agree on the nomination and appointment of one appraiser within the 10 day period, each part shall then nominate and appoint one appraiser within 15 days after the end of the initial 10 day period and give notice of the appointment to the other party. The two appraisers shall jointly make a determination of the Prevailing Market Rent of the Premises. If either pary fails to appoint an appraiser within the 15 day period, the appraiser appointed by the other part shall make the determination of the Prevailing Market Rent. If the two appraisers are unable to agree upon a determination of the Prevailing Market Rent of the Premises within 15 days after the appointment of the second appraiser, the two appraisers shall jointly nominate and appoint a third appraiser within 15 days after the expiration of the 15 day period and give written notice of the appointment to both parties. The third appraiser shall also make a determination of the Prevailing Market Rent. In the event the two appraisers cannot agree upon the third appraiser, then the third appraiser shall be the then president or principal offcer of the Chicago, Ilinois Chapter of the Appraisal Institute (or the then existing successor organization). If the three appraisers are unable to agree upon a determination of the Prevailing Market Rent of the Premises within 15 days after the appointment of the third appraiser, then the Prevailing Market Rent shall be an amount equal to the average of the three values contained in the respective written appraisals submitted by the appraisers. Notwithstanding the foregoing, if the difference between the Prevailing Market Rent as determined by the Landlord's appraiser and the Tenant's appraiser is more than 15%, then Landlord and Tenant shall each be required to obtain new appraisals. The appraisers shall make their determination in writing and give notice of their appraisals to both paries. Any appraiser appointed under this section shall (x) be independent of both parties (and of all persons and entities with interest in either par); (y) have not less than ten (10) years experience in the appraisal of real propert; and (z) hold the professional designation M.A.I., or if the M.A.I. ceases to exist, a comparable designation from an equivalent

2

professional appraiser organization. Landlord shall pay the cost of its appraiser and 50% of the third appraiser, and Tenant shall pay the cost of its appraiser and 50% of the cost of the third appraiser.

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EXHIBIT C

LOCATION OF NEW SPACE

(PER PLANS DELIVERED SEPARATELY AND INITIALED BY THE PARTIES)

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deCODE genetics

Floor Plan

Second Floor
First Floor
Lab Expansion Space
Lab Expansion Space
Street level Dock
Raised Docks
N

GVA Williams
Worldwide Real Estate Solutions

EXHIBIT D

RELEASE PARCEL

THE REAL PROPERTY SITUATED IN THE CITY OF WOODBRIDGE, COUNTY OF WILL, ILLINOIS, AND MORE PARTICULARLY DESCRIBED AS FOLLOWS:

THAT PART OF LOT 1 OF THE INTERNATIONALE CENTRE UNIT 23, BEING A SUBDIVISION OF PART OF THE NORTHWEST QUARTER OF SECTION 24, AND PART OF THE SOUTHWEST QUARTER OF SECTION 13, TOWNSHIP 37 NORTH, RANGE 10 EAST OF THE THIRD PRINCIPAL MERIDIAN, RECORDED APRIL 14, 1999 AS DOCUMENT NUMBER R99-047672 AND CERTIFICATE OF CORRECTION RECORDED APRIL 30, 1999 AS DOCUMENT R99-055202, IN WILL COUNTY, ILLINOIS DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWEST CORNER OF SAID LOT 1; THENCE NORTH 00 DEGREES 48 MINUTES 48 SECONDS WEST 67.64 FEET TO A POINT ON A NON-TANGENT CURVE; THENCE NORTHERLY 272.27 FEET ALONG THE ARC OF A TANGENT CIRCLE TO THE LEFT (SAID CURVE ALSO BEING THE WEST LINE OF SAID LOT 1), HAVING A RADIUS OF 1897.58 FEET AND WHOSE CHORD BEARS NORTH 03 DEGREES 17 MINUTES 50 SECONDS EAST 272.04 FEET TO A POINT OF TANGENCY; THENCE NORTH 00 DEGREES 48 MINUTES 48 SECONDS WEST ALONG SAID LINE, 143.80 FEET; THENCE NORTH 90 DEGREES 00 MINUTES 00 SECONDS EAST 361.75 FEET; THENCE SOUTH 00 DEGREES 48 MINUTES 48 SECONDS EAST PARALLEL WITH SAID WEST LINE, 60.20 FEET; THENCE NORTH 90 DEGREES 00 MINUTES 00 SECONDS EAST 47.43 FEET; THENCE SOUTH 00 DEGREES 48 MINUTES 48 SECONDS EAST PARALLEL WITH SAID WEST LINE, 152.08 FEET; THENCE NORTH 89 DEGREES 11 MINUTES 12 SECONDS EAST PERPENDICULAR WITH LAST DESCRIBED LINE 10.25 FEET; THENCE SOUTH 00 DEGREES 48 MINUTES 48 SECONDS EAST PARALLEL WITH SAID WEST LINE, 250.06 FEET TO A POINT ON THE SOUTH LINE OF SAID LOT 1; THENCE SOUTH 87 DEGREES 16 MINUTES 34 SECONDS WEST ALONG SAID SOUTH LINE, 439.13 FEET; TO THE POINT OF BEGINNING IN WILL COUNTY, ILLINOIS.

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Exhibit D

Ground Lease Parcel

(Legal Description to Be Added)

EXHIBIT E

GUARANTY

The undersigned, deCODE Genetics, Inc. and MediChem Life Sciences, Inc. (collectively “Guarantor”), to induce Woodridge Holdings LLC and Big T Investments LLC (“Landlord”) to execute that certain Lease Agreement between Landlord and deCODE Chemistry, Inc. (“Tenant”) dated as of June 8, 2007 (the “Lease”) and as a material consideration and inducement therefore (recognizing that without execution of this guaranty, Landlord would not be wiling to enter into or make the Lease with Tenant and recognizing that since Tenant is affliated with Guarantor, the Lease is of direct benefit to Guarantor) hereby unconditionally guarantees the performance and observance by Tenant of all the obligations, covenants and agreements provided in the Lease, as same may be amended from time to time, to be performed or observed by Tenant during the term of the Lease (including specifically and without limiting the generality of the foregoing, payment by Tenant of all rent and other amounts which may be or become due from Tenant under the Lease).

This Guaranty is an absolute and unconditional Guaranty of payment and performance. It shall be enforceable against the Guarantor without the necessity for any suit or proceedings on the Landlord’s part of any kind or nature whatsoever against the Tenant and without the necessity of any notice of non-payment, non-performance or non-observance or of any notice of acceptance of this Guaranty or of any other notice or demand to which the Guarantor might otherwise be entitled, all of which the Guarantor hereby expressly waives. The Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of the Guarantor hereunder shall in no manner be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by the Landlord against the Tenant of any of the rights or remedies reserved to the Landlord pursuant to the provisions of the Lease.

This Guaranty shall be a continuing Guaranty, and the liability of the Guarantor hereunder shall in no way be affected, modified or diminished by reason of any assignment, renewal, modification or waiver of or change in any of the terms, covenants, conditions or provisions of the Lease, or the reason of any extension of time that may be granted by the Landlord to the Tenant or by reason of any dealings or transactions or matter or thing occurring between the Landlord and the Tenant whether or not notice thereof is given to the Guarantor. Furthermore, this Guaranty shall not be revoked by the bankruptcy or insolvency of the Tenant.

All of the Landlord’s rights and remedies under the Lease and under this Guaranty are intended to be distinct, separate and cumulative and no such right and remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any of the others.

This Guaranty shall inure to the benefit of the Landlord, its successors and assigns and shall be binding on the successors and assigns of the Guarantor. If there is more than one guarantor included

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within the definition of Guarantor as that term is used herein, all obligations and terms imposed upon Guarantor by this guaranty agreement shall be joint and several as to all of such guarantors. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of Ilinois.

Dated: June 8, 2007.	GUARANTOR:

deCODE Genetics, Inc.,

By:
	Title:	CFO and Treasurer

MediChem Life Sciences, Inc.

By:
Title: US Controller

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EXHIBIT F

INSURANCE STANDARDS

1. All Risk Property Insurance.

100% replacement costs basis, including architectural, engineering, consulting, decorating and supervisory fees relating to construction and repair with an initial building limit of not less than 25,800,000. Building is to be evaluated anually to insure limits of liability are suffcient in the event of a loss,

Terrorism insurance or proof that no exclusion exists for terrorism insurance,

Policy to be on an All Risk or Special Form with a no co-insurance provision covering the full replacement value of all improvements on the Premises,

Policies may not provide exclusions for wind/hail/hurricane or named storm.

All policies must include an endorsement that coverage in favor of Landlord’s Mortgagee will not be impaired in any way by and act, omission or default of Landlord or any other person and must provide not less than 30 days notice to Landlord’s Mortgagee prior to cancellation.

2. Commercial General Liability Insurance.

Minimum of $1,000,000 for each occurrence and a $2,000,000 aggregate with umbrella coverage of at least a $10,000,000.

3. Business Interrption Insurance.

At least 12 months of business interrption insurance. The amount of coverage must be maintained at no less than the current level of $12,673,082 and shall be increased if required by Landlord’s Mortgagee.

4. Boiler and Machinery Coverage.

Comprehensive Boiler and Machinery Coverage will only be required if mandated by Landlord’s Mortgagee.

5. Federal Flood Insurance.

$10,000,000 limit of liability with maximum $50,000 deductible, provided, however, if the Premises are determined at any time to be located in an area designated as a special flood hazard area, if mandated by Landlord’s Mortgagee, Tenant will obtain Federal Flood Insurance or private insurance

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with similar coverage from an insurer with ratings acceptable to Landlord and Landlord’s Mortgage, for the total amount of the obligation secured by the Mortgage.

6. Earthquake Insurance.

$5,000,000 with maximum $50,000 deductible, provided, however, if the Premises are found to have a Probable Maximum Loss (PML) of 20% or higher, the amount of coverage shall be increased to such amount as is required by Landlord’s Mortgagee.

7. Workers Compensation.

As required by applicable law.

8. Builder’s Risk.

Required at all times during which construction, repairs or alterations are being made with respect to the Premises with insurance written on a completed value form on an All Risk basis with an agreed amount endorsement.

9. Life Sciences Policies.

Additional insurance, similar to the Specific Customarg Life Sciences Insurance policy currently held by Tenant shall be maintained during the term of the Lease, covering specific risks associated with Tenant’s life science business.

10. Pollution Legal Liability (PLL).

Coverage for pollution claims made by third paries, whether on, under or beyond the boundaries of the Premises relating to causes not necessarily covered under the standard all risk policy (not necessarily related to a sudden or unexpected cause).

Coverages for clean-up of pollution conditions on the Premises.

The PLL policy may be on a claims made basis.

Minimum of $1,000,000 policy limit.

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EXHIBIT G

LETTER OF CREDIT

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[LETTERHEAD]

IRREVOCABLE STANDBY LETTER OF CREDIT NO. 00037

RE:

LEASE AGREEMENT DATED AS OF JUNE 6, 2007 (THE “LEASE AGREEMENT”), BY AND BETWEEN WOODRIDGE HOLDINGS, LLC AND BIG T-WOODRIDGE HOLDINGS, LLC, AS LANDLORDS, AND DECODE CHEMISTRY, INC., AS TENANT, IN RESPECT OF THE PREMISES COMMONLY KNOWN AS 2501 W. DAVEY, WOODRIDGE, ILLINOIS

BENEFICIARIES:		APPLICANT:

WOODRIDGE HOLDINGS, LLC		DECODE CHEMISTRY, INC.
C/O TERRELL GROUP MANAGEMENT, INC.		2501 DAVEY ROAD
5300 MEADOWS ROAD, SUITE 400		WOODRIDGE, IL 60517
LAKE OSWEGO, OR 97035

AND/OR

BIG T-WOODRIDGE HOLDINGS, LLC
C/O TERRELL GROUP MANAGEMENT, INC.
5300 MEADOWS ROAD, SUITE 400
LAKE OSWEGO, OR 97035

ISSUE DATE:	JUNE 6, 2007

MAXIMUM AMOUNT	U.S. $5,000,000.00 (FIVE MILLION AND 000/100 U.S. DOLLARS)

INITIAL
EXPIRATION DATE:	JUNE 6, 2008

FINAL
EXPIRATION DATE:	JUNE 6, 2024

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DEAR SIRS:

WE HEREBY ISSUE OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. 00037 (THIS “LETTER OF CREDIT”) IN FAVOR OF WOODRIDGE HOLDINGS, LLC AND BIG T-WOODRIDGE HOLDINGS, LLC (THE “BENEFICIARIES” OR, COLLECTIVELY, “YOU” OR “YOUR”), EFFECTIVE IMMEDIATELY, AND AVAILABLE AT OUR COUNTERS LOCATED AT 101 CARNEGIE CENTER, PRINCETON, NEW JERSEY 08540 UPON PRESENTATION OF YOUR DRAFT AT SIGHT AS INDICATED BELOW (PURPORTEDLY SIGNED BY ONE OF A BENEFICIARY’S OFFICERS OR AUTHORIZED SIGNATORIES) AND FOR THE ACCOUNT OF DECODE CHEMISTRY, INC. (THE “APPLICANT”) FOR AN AMOUNT IN THE AGGREGATE NOT TO EXCEED $5,000,000.

THIS LETTER OF CREDIT EXPIRES ON JUNE 6, 2008, SUBJECT TO AUTOMATIC ONE-YEAR RENEWALS AS SET FORTH BELOW, BUT IN ANY EVENT NO LATER THAN JUNE 6, 2024.

THIS LETTER OF CREDIT SHALL BE DEEMED AUTOMATICALLY EXTENDED, WITHOUT AMENDMENT, FOR ADDITIONAL PERIODS OF ONE (1) YEAR FROM THE CURRENT OR ANY FUTURE EXPIRATION DATE UNLESS, AT LEAST SIXTY (60) DAYS PRIOR TO THE THEN-CURRENT EXPIRATION DATE, WE NOTIFY YOU IN WRITING (BY REGISTERED MAIL OR ANY OTHER RECEIPTED METHOD), AT YOUR ADDRESS STATED ABOVE OR SUCH OTHER ADDRESS YOU GIVE US NOTICE OF IN WRITING (BY REGISTERED MAIL OR ANY OTHER RECEIPTED METHOD), OF OUR INTENTION NOT TO RENEW THIS LETTER OF CREDIT FOR ANY SUCH ADDITIONAL PERIOD. SUCH NOTICE OF OUR INTENTION TO NOT RENEW THIS LETTER OF CREDIT SHALL AUTHORIZE YOU TO DRAW UPON THIS LETTER OF CREDIT WITHOUT THE NEED TO DELIVER THE CERTIFICATE (AS DEFINED BELOW).

FUNDS UNDER THIS LETTER OF CREDIT ARE AVAILABLE TO YOU AGAINST YOUR SIGHT DRAFT, PRESENTED TO US NO LATER THAN THE THEN-APPLICABLE EXPIRATION DATE OF THIS LETTER OF CREDIT AND ACCOMPANIED BY (A) THE ORIGINAL OR A PHOTOCOPY OF THIS SIGNED LETTER OF CREDIT (AND, IF APPLICABLE, ANY AMENDMENTS THERETO), AND (B) A CERTIFICATE (THE “CERTIFICATE”) SIGNED BY A DULY AUTHORIZED REPRESENTATIVE OF A BENEFICIARY (OR A BENEFICIARY’S SUCCESSOR IF THE LETTER OF CREDIT HAS BEEN TRANSFERRED IN ACCORDANCE WITH THE TERMS HEREOF), STATING THAT:

(A) A WRITTEN NOTICE OF DEFAULT HAS BEEN DELIVERED TO THE APPLICANT SETTING FORTH THAT EITHER (I) THERE EXISTS AN UNCURED EVENT OF DEFAULT UNDER THE LEASE AGREEMENT (AS SUCH TERM IS DEFINED IN THE LETTER OF CREDIT) AND THE APPLICABLE CURE PERIOD HAS ELAPSED SINCE DELIVERY OF SUCH NOTICE TO THE APPLICANT, OR (II) THE APPLICANT HAS FAILED TO DELIVER TO LANDLORD A REPLACEMENT LETTER OF CREDIT IN ACCORDANCE WITH THE TERMS OF THE LEASE AGREEMENT; AND

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(B) BY VIRTUE OF SUCH DEFAULT UNDER THE LEASE AGREEMENT, THE BENEFICIARY IS ENTITLED TO DRAW $             UNDER THIS LETTER OF CREDIT IN ACCORDANCE WITH THE TERMS OF THE LEASE AGREEMENT.

PRESENTATION MAY BE MADE IN PERSON OR VIA NATIONALLY RECOGNIZED OVERNIGHT COURIER TO THE ATTENTION OF EITHER BEN SZWALBENEST OR KEVIN DARMODY AT CUSTODIAL TRUST COMPANY, 101 CARNEGIE CENTER, PRINCETON, NEW JERSEY 08540. UPON HONORING SIGHT DRAFTS, OUR OBLIGATIONS UNDER THIS LETTER OF CREDIT TO EITHER BENEFICIARY HEREUNDER, AND TO BOTH OF THEM, SHALL BE DISCHARGED IN FULL TO THE EXTENT OF THE AMOUNT DRAWN UNDER ALL SUCH DRAFTS.

THE AMOUNT OF YOUR DRAFT DRAWN HEREUNDER MUST BEAR ON ON ITS FACE THE MENTION: “DRAWN UNDER CUSTODIAL TRUST COMPANY IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER 00037.” PARTIAL AND MULTIPLE DRAWINGS ARE PERMITTED UNDER THIS CREDIT AND MAY INCLUDE A COMPLETE DRAW OF THE FULL AMOUNT OF THE LETTER OF CREDIT UPON AN UNCURED EVENT OF DEFAULT UNDER THE LEASE AGREEMENT.

WE HEREBY AGREE WITH THE DRAWERS, ENDORSERS AND BONA FIDE HOLDERS OF YOUR DRAFT DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT, THAT SUCH DRAFT WILL BE DULY HONORED UPON PRESENTATION TO THE DRAWEE WITHOUT INQUIRY AS TO THE ACCURACY OF ANY STATEMENT AND REGARDLESS OF WHETHER APPLICANT OR ANYONE ELSE DISPUTES THE CONTENTS OF SUCH STATEMENT WHICH ACCOMPANIES SUCH DRAFT.

THIS LETTER OF CREDIT SHALL BE ASSIGNABLE OR TRANSFERABLE BY THE BENEFICIARY TO ITS MORTGAGEE, LASALLE BANK, NATIONAL ASSOCIATION, ITS SUCCESSORS AND/OR ASSIGNS AS MORTGAGEE, INCLUDING ANY SPECIAL PURPOSE SECURITIZATION VEHICLE.

THIS LETTER OF CREDIT IS GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE PROVISIONS OF ARTICLE 5 OF THE NEW YORK UNIFORM COMMERCIAL CODE AND IS FURTHER SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 500.

VERY TRULY YOURS,
CUSTODIAL TRUST COMPANY

BEN J. SZWALBENEST
PRESIDENT

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EXHIBIT H

TERRELL GUARANTY

LIMITED GUARANTY AGREEMENT

FROM:	PATRICK TERRELL (“Guarantor”)

AND:	WOODRIDGE HOLDINGS, LLC AND BIG T INVESTMENTS, LLC (“Landlord”)

TO:	DECODE CHEMISTRY, INC. (“Tenant”)

Guarantor is the manager of Woodridge Holding LLC, a co-tenant with Big T Investments, LLC. Tenant and Landlord have entered into that certain Lease Agreement between Tenant and Landlord dated as of June 8, 2007 (the “Lease”). Section 24 of the Lease provides for the delivery of a Letter of Credit by Tenant (the “Letter of Credit”) as additional security for the performance of Tenant’s obligations under the lease. Upon the occurrence of an Event of Default under the terms of the Lease, Landlord has the right to draw the entire balance of the Letter of Credit. As a material consideration and inducement therefore (recognizing that without execution of this guaranty, Tenant would not be wiling to enter into or make the Lease with Landlord and deliver the Letter of Credit to Landlord and recognizing that since Landlord is affiliated with Guarantor, the Lease is of direct benefit to Guarantor) Guarantor and Landlord hereby agrees as follows:

1. Use of Proceeds. Guarantor agrees that all proceeds of the Letter of Credit within the possession or control of Landlord will be used solely for the purposes set forth in the Lease and for no other purpose. In addition, Guarantor shall be personally liable for any damages suffered by Tenant as a result of (a) any use of the proceeds of the Letter of Credit within the possession or control of Landlord for purposes other than purposes set forth in the Lease or (b) application of the proceeds of the Letter of Credit for the benefit of Landlord for any purpose other than the purposes set forth in the Lease, including but not limited to the payment of Landlord’s debt service to Landlord’s Mortgagee which proceeds would, if not for such application, have been returned to Landlord and been payable to Tenant under the terms of the Lease. The parties to this agreement are aware that proceeds of the Letter of Credit will be held by Landlord’s Mortgagee (as defined in the Lease) and that neither Landlord nor Guarantor have possession or control of the proceeds while they are held by Landlord’s Mortgagee. The paries are also aware that it wil be impossible to determine the amount of damages suffered by Tenant, if any, until after (a) Landlord has sold the Premises, (b) the original term of the Lease has ended or (c) Landlord and Tenant have entered into an agreement terminating the Lease.

2. Enforceability. This Guaranty is an absolute and unconditional Guaranty of payment and performance. It shall be enforceable against the Guarantor without the necessity for any suit or proceedings on the Tenant’s part of any kind or nature whatsoever against the Landlord and without the necessity of any notice of non-payment, non-performance or non-observance or of any notice of

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acceptance of this Guaranty or of any other notice or demand to which the Guarantor might otherwise be entitled, all of which the Guarantor hereby expressly waives. The Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of the Guarantor hereunder shall in no manner be terminated, affected, diminished or impaired by reason of the assertion by the Tenant against the Landlord or Landlord’s Mortgagee of any of the rights or remedies reserved to the Tenant pursuant to the provisions of the Lease.

3. Maintenance of Net Worth. As long as the Letter of Credit remains outstanding, Guarantor shall maintain a net worth, exclusive of the value of his investment in Landlord, of not less than $3,000,000. If requested by Tenant, Guarantor shall provide to Tenant a certification signed by Guarantor under oath that his net worth is greater than $3,000,000, provided, however, that Guarantor shall not be required to provide such certification more than once in each calendar year. If Guarantor is unable or unwilling to provide such statement, or if Guarantor’s net worth falls below $3,000,000, Landlord shall provide an additional or replacement Guarantor whose net worth is at least $3,000,000.

4. Continuing Guaranty. This Guaranty shall be a continuing Guaranty, and the liability of the Guarantor hereunder shall in no way be affected, modified or diminished by reason of any assignment, renewal, modification or waiver of or change in any of the terms, covenants, conditions or provisions of the Lease, or by reason of any dealings or transactions or matter or thing occurring between the Landlord, Landlord’s Mortgage and the Tenant whether or not notice thereof is given to the Guarantor. Furthermore, this Guaranty shall not be revoked by the bankruptcy or insolvency of the Landlord.

5. Successors and Assigns. This Guaranty shall inure to the benefit of the Tenant, its successors and assigns and shall be binding on the successors and assigns of the Guarantor. If there is more than one guarantor included within the definition of Guarantor as that term is used herein, all obligations and terms imposed upon Guarantor by this guaranty agreement shall be joint and several as to all of such guarantors. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of Ilinois.

6. Notices. All notices and other communications given pursuant to this Guaranty shall be in writing, addressed to the parties at the address specified in the Lease for delivery of notice, with notice to Guarantor provided in the maner set forth in the Lease for delivery of notice to the Landlord and sent either by (i) first class, United States Mail, postage prepaid, certified, with return receipt requested; (ii) hand delivery; (iii) nationally recognized overnight courier service; (iv) facsimile transmission during normal business hours or (v) e-mail. All notices shall be effective upon delivery to the address of the addressee. The parties may change their addresses by giving notice to the other in conformity with this provision.

7. Attorney Fees and Costs. In the event suit or action is instituted in connection with any controversy arising out of this Guaranty, or in the enforcement of any right hereunder, the prevailing party shall be entitled to its costs and reasonable attorney fees in such suit or action, trial, arbitration, interpleader, bankruptcy, hearing or any other judicial proceeding and on appeal taken there from.

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8. Entire Agreement. This Guaranty, together with the additional and further agreements expressly referred to in this Guaranty, constitutes the entire agreement between the parties relating to the subject matter hereof. There are no other agreements, written or oral, between the parties except as expressly set forth herein.

This Guaranty executed as of June 8, 2007.

WOODRIDGE HOLDINGS, LLC

by:
Patrick Terrell, its manager

BIG T INVESTMENTS, LLC

by:

Patrick Terrell-individually

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EXHIBIT I

REVERSE EXCHANGE ADDENDUM

AMONG:               BIG T INVESTMENTS, LLC (“Big T Investments”)

AND:                      BIG T-WOODRIDGE, LLC (“Big T-Woodridge”)

AND:                      DECODE CHEMISTRY, INC. (“Tenant”)

Pursuant to the terms of a Lease Agreement between Woodridge Holdings LLC and Big T Investments as Landlord and deCODE Chemistry, Inc. as Tenant dated as of June 8, 2007 (the “Lease”), Landlord leased the property located at 2501 W. Davey, Woodridge, Ilinois (the “Property”) to Tenant. The Property is more particularly described in the Lease.

Big T Investments purchased of its undivided 52.6786% co-tenancy interest in the Property as an IRC 1031 Reverse Exchange. To accomplish this exchange, the Property was purchased by Big T-Woodridge, a single member Delaware limited liability company. Initially, the sole member of Big T-Woodridge is First American Exchange Company, LLC, which holds its membership interest pursuant to the terms of an Exchange Agreement. Big T Investments and Big T-Woodridge have entered into a Qualified Exchange Accommodation Agreement and Big T-Woodridge have entered into a lease of Big T-Woodridge’s interest in the Property to Big T Investments (the “Exchange Lease”). The Exchange Agreement, the Qualified Exchange Accommodation Agreement and the Exchange Lease, together with the additional agreements referred to therein are collectively referred to in this Agreement as the “Exchange Agreements.” Pursuant to terms of the Exchange Agreements, all of the economic interests of Big T-Woodridge in the Property have been vested in Big T Investments.

NOW, THEREFORE, in order to preserve all of Tenant’s interests in the Property under the Lease, it is agreed:

1. Consent to Lease. Big T-Woodridge hereby consents to the execution of the Lease by Big T Investments and agrees to be bound by all of the terms and conditions of the Lease affecting Landlord as if Big T-Woodridge were a part thereto. To the extent any provision of the Lease requires action by the holder of fee title to the Property, Big T-Woodridge shall perform such action notwithstanding any agreement or other matter between Big T Investments and Big T-Woodridge which might limit or otherwise excuse Big T-Woodridge from such performance.

2. Termination of Exchange Lease. If the Exchange Lease terminates for any reason, Big T-Woodridge shall immediately, without further action by any party, succeed to all of the rights of Big T Investments under the terms of the Lease and shall assume all of the obligations of Big T Investments under the terms of the Lease. In the event that Big T-Woodridge succeeds to the interest of Big T Investments under the Lease and there

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exists no default by Tenant under the Lease and Tenant has not amended the Lease without Lender’s prior written consent, Big T-Woodridge agrees not to disturb or otherwise interfere with Tenant’s possession of the leased premises for the unexpired term of the Lease.

3. Attornment. Upon Big T-Woodridge’s succeeding to Big T Investments’ interests under the Lease, Tenant covenants and agrees to attorn to Big T-Woodridge, to recognize Big T-Woodridge as one of Tenant’s landlords under the Lease, and to be bound by and perform all of the obligations and conditions imposed upon Tenant by the Lease.

4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which when taken together shall constitute one agreement. This Agreement shall inure to the benefit of Lender, its successors and assigns and shall be binding upon Tenant and its successors and assigns.

This Reverse Exchange Addendum signed as of June 8, 2007.

Big T - Woodridge LLC

By:
Name:
Title:

Big T Investments, LLC

By:
Name:
Title:

deCODE Chemistry, Inc.

By:
Name:
Title:

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